Exhibit (e)(3)

January 14, 2014

John Hughes

Chairman of the Board

Ryan McKendrick

President and CEO

AMCOL International Corporation

2870 Forbs Avenue

Hoffman Estates, IL 60192

Dear John and Ryan:

In connection with the consideration by Minerals Technologies Inc. (“MTI”) of a possible negotiated transaction (a “Potential Transaction”) between MTI and AMCOL International Corporation (the “Company” and, collectively with MTI, the “parties”), the Company and MTI hereby agree as follows:

1. Exclusivity. During the period commencing on the date hereof and ending on the date this agreement terminates (the “Exclusivity Period”), the Company shall not, and the Company shall cause its affiliates and its and their respective Representatives not to, directly or indirectly, (i) solicit, respond to, initiate, seek, participate in or otherwise encourage or take any action to facilitate the submission of any expression of interest, inquiry, proposal or offer from any person other than MTI and its affiliates (each, individually, a “Third Party”), relating to any acquisition of, or investment in, the Company or any of its subsidiaries, any merger, consolidation, share exchange or any other business combination, reorganization, recapitalization or similar transaction involving the Company or any acquisition of any securities, indebtedness or a material portion of the assets of, or any joint venture involving a material portion of the assets of, the Company or its subsidiaries (an “Alternative Transaction”), (ii) participate in any negotiations or discussions with, or entertain any proposal or offers from, any Third Party regarding, or furnish any non-public information to any Third Party with respect to, any Alternative Transaction involving any Third Party or (iii) provide to any Third Party a draft merger agreement or other definitive documentation with respect to any Alternative Transaction or a response to a draft merger agreement or other definitive documentation with respect to any Alternative Transaction, or enter into or consummate the transactions contemplated by any such agreement or documentation. The Company further agrees that any discussions or negotiations in progress as of the date hereof regarding an Alternative Transaction will be terminated or suspended at the expiration of the Interim Period (or, if later, the end of the two business day notice period required by the next sentence). At any time during the period after January 14, 2014 and prior to January 31, 2014 (the “Interim Period”), either party may terminate this letter agreement by providing two business days’ prior written notice to the other party. Notwithstanding anything herein to the contrary, during the Interim Period (or, if later, until the end of the two business day notice period required by the prior sentence), the Company shall not be restricted from the activities described in clauses (i) and (ii) of the first sentence of this Section 1. If not terminated earlier pursuant to the terms of this paragraph, this letter agreement shall terminate upon the earlier of (1) February 15, 2014 and (ii) execution of a definitive agreement between the Company and MTI relating to a Potential Transaction. The term “affiliates” shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The term “Representatives” shall mean, with respect to any person, such person’s affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and controlling persons.

2. Miscellaneous. Each party acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This letter agreement, together with the confidentiality agreement between the parties dated as of November 6, 2013, contains the entire agreement between the parties concerning the subject matter herein, and no modification of this letter agreement or any waiver of the terms and conditions hereof or thereof shall be binding upon either party unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other shall be void. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Each party irrevocably submits to the jurisdiction of any court of the State of Delaware or any federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this letter agreement. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in any court of the State of Delaware or any federal court sitting in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[signature page follows]

If the Company is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

MINERALS TECHNOLOGIES INC.

By:	/s/ J.C. Muscari
	Name:	J.C. MUSCARI

Title:	EXECUTIVE CHAIRMAN

Confirmed and Agreed to:

AMCOL INTERNATIONAL CORPORATION

By:

Name:
Title:

[Signature Page to Exclusivity Agreement]

If the Company is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

MINERALS TECHNOLOGIES INC.

By:
Name:

Title:

Confirmed and Agreed to:

AMCOL INTERNATIONAL CORPORATION

By:	/s/ Ryan F. McKendrick

Name:	Ryan McKendrick
Title:	PRESIDENT & CEO

[Signature Page to Exclusivity Agreement]